EXHIBIT 10.18

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is entered into as of April 30, 2015 (the “Effective Date”), by and among Seacoast Banking Corporation of Florida (together with its successors and assigns, the “Company”), and William R. Hahl (the “Executive”).

RECITALS

WHEREAS, the Executive is currently serving as the Executive Vice President, Chief Financial Officer (“CFO”) of the Company;

WHEREAS, the Executive and the Company have agreed that the Executive will voluntarily separate from employment as CFO with the Company on May 15, 2015 or such earlier date provided for herein;

WHEREAS, the Company desires to provide for an orderly transition of the Executive’s duties and responsibilities and the Executive desires to assist the Company in realizing an orderly transition; and

WHEREAS, in furtherance of the foregoing, the Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to the Executive’s continued employment with the Company and the conclusion of that employment (other than as specifically provided in this Agreement).

NOW THEREFORE, in consideration of the covenants and mutual promises recited below, the parties agree as follows:

1. Employment; Duties.

(a) Transition Period. During the period beginning on the Effective Date and ending on the first to occur of: (i) May 15, 2015, or (ii) a date mutually agreed to by the Executive and the Company (the first to occur of such dates, the “Transition Date”), the Executive shall continue to serve the Company as its CFO. During the period from the Effective Date until the Transition Date (the “Transition Period”), the Executive shall (x) transition such duties and responsibilities to such individuals as the President and Chief Executive Officer of the Company (“CEO”) may designate, (y) provide such assistance as may be requested by the CEO and (z) have and perform such duties, responsibilities and authority as may be assigned by the CEO or his designee from time to time.

(b) Interim Period. From the Transition Date through the first to occur of: (i) December 31, 2016, (ii) the date on which the Executive resigns his employment with the Company prior to December 31, 2016, or (iii) the date on which the Executive’s employment is terminated by the Company (such period, the “Interim Period”), the Executive shall hold the title of Executive Vice President and provide such assistance as may be requested, and shall have such duties, responsibilities and authority as may be assigned by the CEO or his designees from time to time. It is agreed that the Executive’s time commitment during the Interim Period will be substantially less than that required from the Executive during the Transition Period.

(c) Separation Date. For the purposes of this Agreement, “Separation Date” means the first to occur of: (i) the date on which the Executive’s employment is terminated by the Company, (ii) the date on which the Executive resigns his employment with the Company prior to December 31, 2016, or (iii) December 31, 2016.

2. Compensation. As compensation for the Executive’s continuing employment and service hereunder, in recognition of the Executive’s contributions to the Company over the past 25 years and as consideration for the Executive’s agreement to the Transition Period, the Interim Period and the respective terms and conditions thereof, and the other promises of the Executive contained in this Agreement, which shall be deemed to include the Executive’s agreement to: (i) remain in the employ of the Company as described above through the Separation Date, (ii) comply with the Company’s Code of Business Conduct and Ethics and other policies relating to conduct, as in effect from time to time and applicable to its executive officers, and (iii) comply with all covenants regarding confidential information to which the Executive has agreed as part of his employment with the Company, the Company agrees to provide the following compensation and benefits:

(a) Base Salary and Benefit Plan Participation. During the Transition Period and the Interim Period, the Executive will (i) receive his base salary as in effect on the Effective Date and (ii) participate in the Company’s retirement and welfare benefit plans, expense reimbursement and vacation policies, as such plans, programs and policies may be in effect from time to time (collectively, the “Plans”).

(i) Miscellaneous. Following the Separation Date, Executive shall be permitted to retain the Company-owned lap-top computer, computer screen, iPad and iPhone currently being used by Executive, provided Executive shall be responsible for all post-Separation Date cell-phone and data charges, and Executive shall allow the Company to remove all Company information and programs from all such equipment. The Executive’s unvested stock awards will become 100% vested on December 31, 2016. The Company agrees that following the Transition Date, the Executive may join the board of a public or private company.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Transition Agreement as of the date and year first set forth above.

SEACOAST BANKING CORPORATION OF FLORIDA
By:	/s/ Dennis S. Hudson, III
Its:	Chairman and Chief Executive Officer

EXECUTIVE

/s/ William R. Hahl
William R. Hahl